UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 3, 2012

PROTO LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive, Maple Plain, Minnesota	55359
(Address of Principal Executive Offices)	(Zip Code)

(763) 479-3680

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2012, the board of directors of Proto Labs, Inc. (the “Company”) increased the size of the board from eight members to nine members and elected Douglas W. Kohrs to join the board, effective immediately. Mr. Kohrs’ term will expire at the Company’s 2013 annual meeting of shareholders.

For his service on the board, Mr. Kohrs will be compensated in accordance with the Company’s non-employee director compensation program, which provides that he will receive an initial grant of fully-vested shares of the Company’s common stock with a value of $100,000 upon his election to the board. The Company’s non-employee director compensation program also provides that Mr. Kohrs will receive an annual stock option grant with a $70,000 fair value as of the date of grant to purchase shares of the Company’s common stock as long as he continues to serve as a director. These option awards will vest in full on the first anniversary of the date of grant. Mr. Kohrs will receive an annual retainer of $30,000 for his service on the board and an additional annual fee of $5,000 for his committee service.

Mr. Kohrs will be a member of the compensation committee of the board. Mr. Kohrs has not been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

A copy of the press release announcing Mr. Kohrs’ election to the board is attached as Exhibit 99 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99	Press Release dated April 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: April 3, 2012	/s/ Bradley A. Cleveland
Bradley A. Cleveland President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description	Manner of Filing

99	Press Release dated April 3, 2012.	Filed Electronically

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